EXHIBIT (a)(1)(vii)

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated January 27, 2003, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer will not be made to (and tenders will not be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

NEXT LEVEL COMMUNICATIONS, INC.
NOT OWNED BY MOTOROLA, INC. OR ITS SUBSIDIARIES

AT

$1.04 NET PER SHARE

BY

MOTOROLA, INC.

        Motorola, Inc., a Delaware corporation ("Motorola"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Next Level Communications, Inc., a Delaware corporation ("Next Level"), at $1.04 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 27, 2003 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Motorola pursuant to the Offer. Motorola will pay all charges and expenses of J.P. Morgan Securities Inc. (the "Dealer Manager"), Mellon Investor Services LLC (the "Depositary") and Georgeson Shareholder Communications Inc. (the "Information Agent"). Following the Offer, Motorola intends to effect the Merger (as defined herein).

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 25, 2003, WHICH DATE MAY BE EXTENDED.

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of Shares which, excluding the shares beneficially owned by Motorola and certain other persons (as set forth in the Offer to Purchase) will constitute at least a majority of the outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer (the "Minimum Tender Condition"); and (ii) if not waived, Motorola's having acquired, as a result of the Offer, at least 90% of the issued and outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer (the "90% Condition"). The Offer is also subject to the other conditions set forth in the Offer to Purchase. See The Tender Offer—Sections 1 ("Terms of the Offer") and 10 ("Certain Conditions of the Offer") in the Offer to Purchase.

        The purpose of the Offer is to acquire for cash as many outstanding Shares as necessary for Motorola to own at least 90% of the Shares as a first step in acquiring the entire equity interest in Next Level. If Motorola waives the 90% Condition, Motorola believes that it has sufficient currently exercisable warrants and conversion rights of preferred stock that, if exercised, would permit it, directly or indirectly through its subsidiaries, to own 90% of the Shares so long as the Minimum Tender Condition is satisfied. Motorola will not consummate the Offer following waiver of the 90% Condition unless it intends promptly thereafter to exercise warrants or conversion rights of preferred stock sufficient for it to own 90% of the Shares and to consummate the merger described below.

        Upon consummation of the Offer, and provided that Motorola then owns 90% of the outstanding Shares and all other classes of Next Level capital stock, Motorola will effect a merger between Next Level and a wholly owned subsidiary of Motorola pursuant to the "short form" merger provisions of the Delaware General Corporation Law without prior notice to, or any action by, any other shareholder of Next Level (the "Merger"). This Merger will result in each then outstanding Share (other than Shares owned by Motorola or its subsidiaries, or Shares, if any, held by shareholders who are entitled to and who properly exercise dissenters' rights under Delaware law) being converted into the right to receive the same amount of cash consideration paid in the Offer. See The Tender Offer—Section 8 ("Merger and Appraisal Rights; "Going Private" Rules") in the Offer to Purchase.

        THE OFFER IS BEING MADE WITHOUT THE PRIOR APPROVAL OF THE NEXT LEVEL BOARD OF DIRECTORS.

        Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in The Tender Offer—Section 10 ("Certain Conditions of the Offer") in the Offer to Purchase and, if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions")), Motorola will accept for payment, and will pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by The Tender Offer—Section 4 ("Rights of Withdrawal") in the Offer to Purchase. The term "Expiration Date" means 5:00 PM, New York City time, on Tuesday, February 25, 2003, unless Motorola shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Motorola, shall expire. The period until 5:00 PM, New York City time, on Tuesday, February 25, 2003, as such period may be extended, is referred to as the "Offering Period." If there is a Subsequent Offering Period (as defined in the Offer to Purchase), all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration of the Offering Period and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the Securities and Exchange Commission (the "SEC"), Motorola expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a Book-Entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

        For purposes of the Offer, Motorola will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Motorola gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Motorola and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

        Subject to the applicable rules and regulations of the SEC, Motorola expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See The Tender Offer—Section 4 ("Rights of Withdrawal") in the Offer to Purchase. Subject to the applicable regulations of the SEC, Motorola also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the conditions specified in The Tender Offer—Section 10 ("Certain Conditions of the Offer") in the Offer to Purchase and (ii) to waive any waivable condition and to set forth or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination, amendment, waiver or change to the Depositary and by making a public announcement thereof. If Motorola elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary and making any other action required by law. If Motorola accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are validly tendered in any Subsequent Offering Period. Motorola confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

        Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the termination of the Offering Period and, unless theretofore accepted for payment by Motorola pursuant to the Offer, may also be withdrawn at any time after March 27, 2003. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for Book-Entry tender as set forth in The Tender Offer—Section 3 ("Procedure for Tendering Shares") in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Motorola, in its sole discretion, which determination shall be final and binding. None of Motorola, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in The Tender Offer—Section 3 ("Procedure for Tendering Shares") in the Offer to Purchase at any time prior to the Expiration Date.

        If Motorola extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Motorola's rights under this Offer, the Depositary may, nevertheless, on behalf of Motorola, retain the tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in The Tender Offer—Section 4 ("Rights of Withdrawal") in the Offer to Purchase.

        Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder who is a United States person whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year. The income tax discussion set forth above is included for general information only and may not be applicable to stockholders in special situations such as stockholders who received their Shares upon the exercise of employee stock options or otherwise as compensation and stockholders who are not United States persons. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer and the Merger, including the application and effect of federal, state, local, foreign or other tax laws.

        The information required to be disclosed by Rule 14d-6(d)(1) and Rule 13e-3(e)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

        A request has been made to Next Level for the use of Next Level's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by Next Level with such request and Rule 14d-5 pertaining to such request, the Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below and on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee. Motorola will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase).

The Information Agent for the Offer is:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.
17 STATE STREET, 10TH FLOOR
NEW YORK, NEW YORK 10004
BANKS AND BROKERS CALL: (212) 440-9800
ALL OTHERS CALL TOLL FREE: (866) 203-9357

The Dealer Manager for the Offer is:

J.P. MORGAN SECURITIES INC.
277 PARK AVENUE
NEW YORK, NEW YORK 10172
(212) 622-2624 (CALL COLLECT)
(866) 262-0777 (CALL TOLL FREE)

January 27, 2003